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                                                                  EXHIBIT 99.j.2

                           FUND ACCOUNTING AGREEMENT

     THIS AGREEMENT, made this 1st day of January, 1991, by and between, NUVEEN PREMIUM INCOME MUNICIPAL FUND, INC. a Minnesota Corporation (the "Fund"), and UNITED STATES TRUST COMPANY OF NEW YORK, a New York State chartered bank and trust company ("U.S. Trust").

                             W I T N E S S E T H:

     WHEREAS, the Fund is a registered closed-end diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to hire U.S. Trust to provide the Fund with certain accounting services, and U.S. Trust is willing to provide such services upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. APPOINTMENT. The Fund hereby appoints U.S. Trust to provide the accounting services hereinafter set forth to the Fund, and U.S. Trust accepts such appointment and agrees to provide such services, under the terms and conditions set forth herein.

     2. CALCULATION OF NET ASSET VALUE. U.S. Trust will calculate the Fund's daily net asset value and the daily per-share net asset value in accordance with the Fund's effective Registration Statement on Form N-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), including its current prospectus. If so directed, U.S. Trust shall also calculate daily the net income of the Fund

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and shall advise the Fund daily of the total amounts of such net income and, if instructed in writing by an officer of the Fund to do so, of the division of such net income among its various components.

     3. BOOKS AND RECORDS. U.S. Trust will (a) maintain such books and records as are necessary to enable it to perform its duties under this Agreement; (b) prepare and maintain complete, accurate and current all records with respect to the Fund required to be maintained by the Fund under the Internal Revenue Code of 1986, as amended (the "Code"), and under the 1940 Act and the applicable rules and regulations thereunder; (c) at the Fund's expense, retain and preserve said records in the manner and for the periods prescribed in the Code and such rules and regulations; and (d) assist to the extent requested by the Fund in the preparation of reports to the Fund's shareholders, the Fund's Registration Statement and reports and filings required pursuant to the Code or the 1940 Act and the rules and regulations thereunder.

     U.S. Trust hereby acknowledges and agrees that all records prepared and maintained by U.S. Trust pursuant to this paragraph 3 which are required to be maintained by the Fund under the Code and the 1940 Act ("Required Records") are the property of the Fund. If this agreement is terminated, all Required Records shall be delivered, at the Fund's expense, to the Fund or any such person designated by the Fund, and U.S. Trust shall be relieved of responsibility for the preparation and maintenance of any Required Records delivered to the Fund or any such person.

     4. COOPERATION WITH ACCOUNTANTS. U.S. Trust shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its

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obligation under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion where required for any document for the Fund.

       5. REPORTS TO FUND BY INDEPENDENT PUBLIC ACCOUNTANTS

          U.S. Trust shall provide the Fund, at such times as the Fund may reasonably require, with reports by independent public accountants relating to the services provided by U.S. Trust under this Contract; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

       6. FEES AND CHARGES. In consideration of services rendered pursuant to this Agreement, the Fund shall pay to U.S. Trust a fee in accordance with the schedule attached hereto (Exhibit A) and shall promptly reimburse U.S. Trust for any out-of-pocket expenses and advances payable by the Fund in accordance with Paragraph 6.

       7. EXPENSES. The expenses connected with the performance of this Agreement shall be allocated between the Fund and U.S. Trust as follows:

          (a) U.S. Trust shall furnish, at its expense and without cost to the Fund, (i) the services of its personnel to the extent required to carry out its obligations under this Agreement, and (ii) use of data processing equipment.

          (b) All costs and expenses not expressly assumed by U.S. Trust under Paragraph 6 (a) of this Agreement shall be paid by the Fund, including but not limited to costs and expenses for pricing service fees; necessary outside record storage; media for storage or records (e.g., microfilm, microfiche); and any and all assessments, taxes or levies assessed on U.S. Trust for services provided under this Agreement.

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       8. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. Except as
otherwise provided in this Agreement and except for the accuracy of information furnished to it by U.S. Trust, the Fund assumes full responsibility of the preparation, contents and distribution of each prospectus of the Fund, and for compliance with all applicable requirements of the 1940 Act, the Securities Act and any laws, rules and regulations of governmental authorities having jurisdiction over the Fund.

       9. CONFIDENTIALITY. U.S. Trust agrees to treat all records and other information relative to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where U.S. Trust may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Fund.

       10. REFERENCES TO U.S. TRUST. The Fund shall not circulate any printed matter which contains any reference to U.S. Trust without the prior written approval of U.S. Trust, except solely such printed matter as merely identifies U.S. Trust as Accounting and Pricing Services Agent. The Fund will submit printed matter requiring approval to U.S. Trust in draft form, allowing sufficient time for review by U.S. Trust and its counsel prior to any deadline for printing.

       11. FORCE MAJEURE: EQUIPMENT FAILURES. (a) If U.S. Trust shall be delayed in its performance of services or prevented entirely or in part from performing services because of causes or events beyond its control, including and without limitation, acts of God, interruption of power or other utility, transportation or communication services, acts of civil or military authority, sabotages, national emergencies, explosion, flood, accident earthquake or other catastrophe, fire, strike or other labor

                                      -4-

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problems, legal action, present or future law, governmental order, rule or regulation, or shortage of suitable parts, materials, labor or transportation, then such delay or nonperformance shall be excused and a reasonable time for performance in connection with this Agreement shall be extended to include the period of such delay or nonperformance.

       (b) In the event of equipment failures beyond U.S. Trust's control, U.S. Trust shall take all steps necessary to minimize service interruptions but shall have no liability with respect thereto. U.S. Trust shall endeavor to enter into one or more agreements making provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

       12. INDEMNIFICATION OF U.S. TRUST.

          (a) U.S. Trust, its directors, officers, employees, shareholders, and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty or a loss resulting from willful misfeasance, bad faith or negligence on the part of U.S. Trust in the performance of its obligations and duties under this Agreement.

          (b) Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless U.S. Trust, its directors, officers, employees, shareholders, and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which U.S. Trust may sustain or incur or which be asserted against U.S. Trust by any person by reason of, or as a result of any action taken or omitted to be taken by U.S. Trust in connection with its appointment, in good faith, in reliance upon any law, act, regulation or official interpretation of same even though the same may have been altered, changed, amended or repealed subsequent to

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the date of U.S. Trust's actions in reliance there on. However, indemnification under this subparagraph shall not apply to actions or omissions of U.S. Trust or its directors, officers, employees, shareholders, agents, or subcontractors in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

       13. TERM; TERMINATION. (a) The provisions of this Agreement shall be effective as of January 1, 1991, shall continue in force from year to year thereafter, but only so long as such continuance is approved by U.S. Trust and the Fund.

          (b) Either party may terminate this Agreement on any date by giving the other party at least ninety (90) days prior written notice of such termination specifying the date fixed therefore.

          (c) In the event that in connection with termination of this Agreement a successor to any of U.S. Trust's duties or responsibilities under this Agreement is designated by the Fund by written notice to U.S. Trust, U.S. Trust shall, promptly upon such termination and at the expense of the Fund, transfer all Required Records and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from the U.S. Trust's cognizant personnel in the establishment of books, records, and other data by such successor.

       14. ASSIGNMENT. Except as hereinafter provided, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assignees. U.S. Trust may, without further consent on the part of the Fund, subcontract for the performance hereof with third parties who are subsidiaries or other affiliates of U.S. Trust; provided, however, that U.S.

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Trust shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions and shall be responsible for its choice of subcontractors.

       15. SERVICES FOR OTHERS. Nothing in this Agreement shall prevent U.S. Trust or any affiliated person (as defined in the Act) of U.S. Trust from providing services for any other person, firm or corporation (including other investment companies).

       16. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

       17. SEVERABILITY. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

       18. GOVERNING LAWS. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws (other than the laws governing conflict-of-law matters) of The State of New York.

       19. NOTICES. Any notice or demand given in connection with any agreement, document or instrument executed pursuant hereto shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Fund, at 333 West Wacker Drive, Chicago, IL 60606, Attention: O.W. Renfftlen, Vice President, or at any other address or addresses designated by the Fund to U.S. Trust in writing; and if to U.S. Trust, to it at 114 West 47th Street, New York, NY 10036, or at any other address or addresses designated by U.S. Trust to the Fund in writing.

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       20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year second above written.

                                      U.S. Trust Co. of New York

Attest: /s/ Jacqueline Binder         By: /s/ Peter C. Arrighetti
        --------------------------        ---------------------------
        Jacqueline Binder                 Peter C. Arrighetti
        Assistant Vice President          Vice President

                                          NUVEEN PREMIUM INCOME
                                          MUNICIPAL FUND, INC.

Attest: /s/ Gifford R. Zimmerman      By: /s/ O. Walter Renfftlen
        --------------------------        ---------------------------
        Gifford R. Zimmerman              O. Walter Renfftlen
        Assistant General Counsel         Vice President

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                                   EXHIBIT A
                              FUND ACCOUNTING FEE
                               $18,000 PER ANNUM